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                                                                    Exhibit 99.1

[Harris Interactive Logo]


FOR IMMEDIATE RELEASE

       Harris Interactive Q1 Pre-Tax Net Income Grows 102% Year Over Year
                        Year over year revenue grows 10%
    Company well positioned to capitalize on "Do Not Call"-induced decline of telephone-based research

ROCHESTER, NY -- OCTOBER 22, 2003 -- Harris Interactive(R) (Nasdaq:HPOL) released its financial results for the first quarter of fiscal 2004.

REVENUE INCREASES 10% - BUT BELOW EXPECTATIONS
Revenue for the quarter was $33.3 million, up 10% versus $30.3 million of revenue for the same period a year ago. Internet-based revenue for the quarter was $17.9 million; up 57% from last year, while traditional revenue contracted by $3.5 million or 19%. "We believe that the uncertainty and confusion surrounding the FTC's national "Do Not Call" (DNC) registry, dragged our telephone-based revenue lower than expected and caused us to miss both revenue and profit expectations for the quarter," stated Gordon S. Black, chairman and CEO. "Industry sources indicate that telephone response rates have plummeted, and respondent irritation over receiving market research calls has recently grown dramatically. Therefore we believe that the downturn in telephone revenue will not only continue, but may accelerate. We are at much less risk than other market research firms however, since our U.S. telephone-based revenue comprises less than one third of our total U.S. revenue."

PRE-TAX INCOME INCREASES 102%
Pre-tax net income for the quarter was $2.1 million, or $0.04 per share, up 102% versus pre-tax net income of $1.0 million or $0.02 per share for Q1 of fiscal 2003, "Our earnings growth is being driven by increases in higher margin Internet revenue in combination with our ongoing diligent cost controls. Our business model is working as expected and demonstrates the fact that we can generate relatively large increases in net profit with only relatively small increases in total revenue," commented Al Angrisani, president and COO.

TAX EFFECT
In accordance with GAAP requirements, the Company booked an income tax provision of $800,000, based on pre-tax income as if the company did not have net operating loss carry-forwards available for use. The tax benefit associated with the utilization of those carry-forwards to offset expected fiscal 2004 earnings was recognized in June 2003. In the future, in accordance with GAAP, the Company will account for the tax effect of the remaining NOL carry-forwards, which currently are in excess of $80 million.

Therefore, for this quarter, after-tax net income was $1.3 million or $0.02 per diluted share.

INTERNET-BASED REVENUE GROWS 57%
Internet-based revenue for the fiscal first quarter was $17.9 million; up 57% from the $11.4 million of Internet revenue reported for the same period last year. "Our year-over-year Internet revenue growth rate actually accelerated slightly this quarter, and continues to grow faster than the industry average. As our online research in Europe builds, we believe that this growth rate will continue, and perhaps accelerate if the DNC Registry drives a more rapid conversion to online research," said Black. "We are uniquely positioned to benefit from this situation and will do everything possible to capitalize on this opportunity."

EBITDA INCREASES ALMOST 40%
EBITDA for the quarter was $3.1 million, or 9.2% of revenue, up 39.8% from the $2.2 million of EBITDA, or 7.2% of revenue reported in the same period a year ago. EBITDA, a non-GAAP financial measure, is calculated as net income before accounting for interest, taxes, depreciation and amortization, and is reconciled to GAAP net income in the attached financial summary.

CASH AND MARKETABLE SECURITIES INCREASE
The Company reported cash and marketable securities at September 30, 2003 of $43.0 million, up $3.9 million or 10.0% from $39.1 million reported at the end of fiscal 2003. The Company continues to be debt-free.

YEAR OVER YEAR GROWTH IN U.S. OPERATIONS
Total revenue for U.S. operations only for the quarter was $25.2 million, up 10% from $22.8 million reported in Q1 of fiscal 2003. Pre-tax net income for U.S. operations was $2.2 million or 9% of revenue. "U.S. net income increased compared to the Company as a whole because the U.S. Internet model is more mature and Internet-



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based revenue makes up a higher percentage of revenue here", stated Angrisani.
"For Q1, Internet revenue represented 70% of all U.S. revenue, up from 50% for the first quarter of fiscal 2003," Angrisani concluded.

SECOND QUARTER AND FISCAL YEAR 2004 GUIDANCE
Black stated, "For Q2, we expect revenue in the range of $35 to $36 million, with pre-tax net earnings of between $0.05 and $0.07 per share. We could, however, see continuing softness in telephone research that could lower our revenue expectation by as much as $1 million." Commenting on the rest of fiscal year 2004, Black continued, "We believe that telephone-based revenue will continue to erode. However, we also believe that second-half revenue, propelled by increasing Internet work, will help narrow the gap. Our full-year expectations remain unchanged, with pre-tax net earnings for the fiscal year of at least $0.26 per share and revenue probably toward the low end of the $144 to $152 million range that we stated last quarter,"

CONFERENCE CALL AND WEBCAST ACCESS INFORMATION
The Company has scheduled a conference call to discuss these results for Thursday, October 23, 2003 at 8:30 a.m. ET. Gordon S. Black, chairman and CEO; Albert Angrisani, president and COO and Bruce Newman, CFO, will host the teleconference. Formal remarks will be followed by a question and answer session.

To access the conference call, please dial toll-free (800) 500-0311 in the United States and Canada, or (719) 457-2698 internationally by 8:20 a.m. ET on October 23 -- please reference "Harris Interactive." A live webcast of the conference call will also be accessible via the Company's website at www.harrisinteractive.com, and an archived version of the webcast will be available for 30 days following the call under the heading "Webcasts" in the "Investor Relations" section of the Company's website.

     This media release will be available prior to the call at our website:
                        www.harrisinteractive.com/news.

                         Please see attached schedules for detailed financial
       information. You may find more details on The Harris Poll research regarding the Do Not Call list at our website:
         http://www.harrisinteractive.com/harris_poll/index.asp?PID=400
                                       ###
ABOUT HARRIS INTERACTIVE(R)
HARRIS INTERACTIVE (www.harrisinteractive.com) is a worldwide market research and consulting firm best known for THE HARRIS POLL(R), and for pioneering the Internet method to conduct scientifically accurate market research. Headquartered in Rochester, New York, U.S.A., Harris Interactive combines proprietary methodologies and technology with expertise in predictive, custom and strategic research. The Company conducts international research through wholly owned subsidiaries--London-based HI EUROPE (www.hieurope.com) and Tokyo-based Harris Interactive Japan--as well as through the Harris Interactive Global Network of local market- and opinion-research firms, and various U.S. offices. EOE M/F/D/V

To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, visit www.harrispollonline.com.

CONTACT:
Dan Hucko
SVP, Corporate Communications & Investor Relations
Harris Interactive
585-214-7470
dhucko@harrisinteractive.com

Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the "Risk Factors" section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

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                             HARRIS INTERACTIVE INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)
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

                                                        SEPTEMBER 30,    JUNE 30,
                                                           2003           2003
                                                         --------       --------
                                        ASSETS
Current assets:
   Cash and cash equivalents                             $ 23,943       $ 20,391
   Marketable securities                                   19,009         18,693
   Accounts receivable, net                                19,074         20,821
   Costs and estimated earnings in excess
      of billings on uncompleted contracts                  3,788          3,776
   Other current assets                                     3,636          3,690
   Deferred tax assets                                        127            127
                                                         --------       --------
                Total current assets                       69,577         67,498

Property, plant and equipment, net                          7,336          7,806
Goodwill                                                   63,259         63,259
Other intangibles, net                                        652            730
Deferred tax assets                                         3,114          3,904
Other assets                                                2,108          2,045
                                                         --------       --------
                Total assets                             $146,046       $145,242
                                                         ========       ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                         4,525          6,752
   Accrued expenses                                         8,241          9,050
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                    10,045         10,375
                                                         --------       --------
                Total current liabilities                  22,811         26,177

Other long-term liabilities                                   787            576

                Total stockholders' equity                122,448        118,489
                                                         --------       --------
                Total liabilities and
                stockholders' equity                     $146,046       $145,242
                                                         ========       ========
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                             HARRIS INTERACTIVE INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)
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                                                   THREE MONTHS ENDED
                                                     SEPTEMBER 30,
                                            -----------------------------
                                               2003              2002
                                            -----------       -----------
Revenue from services                       $    33,267       $    30,329
Cost of services                                 17,237            16,552
                                            -----------       -----------
   Gross profit                                  16,030            13,777
                                                     48%               45%
Operating expenses:
   Sales and marketing expenses                   2,775             1,909
   General and administrative expenses           10,198             9,682
   Depreciation and amortization                  1,127             1,321
                                            -----------       -----------
      Operating income                            1,930               865

Interest and other income, net                      121               149
                                            -----------       -----------

Net income before income taxes                    2,051             1,014


Income tax expense                                  800                --
                                            -----------       -----------

Net income                                  $     1,251       $     1,014
                                            ===========       ===========

Basic net income per share                  $      0.02       $      0.02
Diluted net income per share                $      0.02       $      0.02

Weighted average shares outstanding -
                         Basic               54,870,034        52,399,007
                         Diluted             56,936,690        54,077,454
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


Calculation of EBITDA:                          THREE MONTHS ENDED
                                                   SEPTEMBER 30,
                                            -----------------------------
                                               2003              2002
                                            -----------       -----------
  Net income                                $     1,251       $     1,014
  Less: Interest and other income, net             (121)             (149)
  Plus: Income tax expense                          800                --
  Plus: Depreciation and amortization             1,127             1,321
                                            -----------       -----------

                EBITDA                      $     3,057       $     2,186
                                            ===========       ===========
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